Exhibit (p)(3)

                                     OrbiMed
                       Amended and Restated Code of Ethics
                             As of December 10, 2004

1.   Statement of General Principles

     This Code of Ethics ("Code") expresses the policy and procedures of OrbiMed Advisors LLC, OrbiMed Capital LLC and any other affiliated entities (collectively, the "Advisor" or "OrbiMed") related to any registered investment company that the Advisor manages ("RIC") and any other investment vehicle that the Advisor manages (each such vehicle, including any RIC, a "Fund").

     Rule 17j-l under the Investment Company Act of 1940, as amended (the "Act"), makes it unlawful for certain persons in connection with the purchase or sale of securities, to, among other things, engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a RIC. In compliance with Rule 17j-1, this Code contains provisions that are reasonably necessary to eliminate the possibility of any such conduct.

     When Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code's specific provisions:

               A. At all times, the interests of Fund investors must be paramount;

               B. Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest (or the appearance thereof);

               C. No inappropriate advantage should be taken of any position of trust and responsibility.

               D. Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

               E. Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

               F. Promote the integrity of, and uphold the rules governing, capital markets; and

               G. Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.


     References throughout this Code to consent or authorization by the Compliance Officer or the Managing Member of the Adviser shall mean that either such person may give the referred consent or authorization, but no party may consent to or authorize their own actions.

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         In addition, employees who are Officers of a Fund must also abide by the Fund's Officer Code of Conduct that is established by the Fund.


2.   Definitions

     "Access Person" shall mean an Advisory Person, or a director, officer or employee of the Advisor, or a director, officer or employee of a Fund who is also a director, officer or employee of the Advisor.

     "Advisory Person" shall mean any employee of the Advisor (or any entity in a control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales of a Security for a Fund, and shall include any natural person in a control relationship with a Fund or the Advisor who obtains information concerning recommendations made regarding the purchase or sale of a Security for a Fund.

     "Beneficial ownership" shall have the same meaning as set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Subject to the specific provisions of that Rule, it shall generally mean having directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a Security.

     "Board" shall mean the board of directors or board of trustees or other appropriate governing body of a Fund.

     "Compliance Officer" shall mean the compliance officer appointed by the Advisor.

     "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     "Fund" shall mean any investment vehicle, including any RIC, or managed account with respect to which the Advisor serves in an advisory capacity.

     "Investment Personnel" means the Portfolio Manager and those persons who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager's investment decisions (e.g., securities analysts, traders and operations personnel) and shall also include any natural person in a control relationship with the Advisor who obtains information concerning recommendations to a Fund with regard to a purchase or sale of a Security.

     "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, as amended (the "Securities Act"), by or for an issuer of such Securities which immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act ("IPO").

     "Managing  Member" means OrbiMed's  managing member who is currently Samuel
D. Isaly.

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     "Pecuniary  interest"  means the  opportunity,  directly or indirectly,  to profit or share in any profit derived from a transaction in the Security. "Indirect pecuniary interest" of an individual includes, but is not limited to, an interest in a Security held by members of such individual's immediate family who share such individual's household, including his or her spouse, children and stepchildren, parents, grandparents, brothers and sisters, and in-laws.

     "Portfolio Manager" shall mean those persons who have direct responsibility and authority to make investment decisions for a Fund.

     "Private Offering" shall mean a transaction in Securities that is exempt from registration under Section 5 of the Securities Act pursuant to Section 4(2) or Section 4(6) of such Act or Regulation D or Rule 144A promulgated thereunder.

     "Restricted List" shall mean the list maintained by the Compliance Officer of all issuers of Securities in the economic or industry sectors in which the Advisor focuses its investment and advisory activities. The Restricted List may include general listings (e.g., all pharmaceuticals issuers) or listings of specific issuers or both, at all times in the discretion of the Compliance Officer.

     "RIC" shall mean any registered investment company with respect to which the Advisor serves in an advisory capacity.

     "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Act and generally shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option on any security or index of securities, or generally any interest or instrument commonly known as a "security" or any certificate of participation, warrant or right to subscribe or purchase any of the foregoing. Security does not include securities issued by the U.S. Government, money-market instruments, or shares of registered open-end investment companies (mutual funds) other than those mutual funds managed by the Advisor (referred herein as a "RIC"). Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

     The "purchase or sale of a Security" includes, among other things, the buying, selling, or writing of an option to purchase or sell a Security.

3.   Prohibited Activities

     The prohibitions described below will only apply to a transaction in a Security as to which the designated person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in such Security ("Securities Transaction").

               A. Preclearance: No Access Person shall execute a Securities Transaction in a Security on the Restricted List without obtaining the prior written consent of the Compliance Officer. Furthermore, should written consent be given, Investment Personnel are required to

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          disclose  such   investment  when   participating   in  the  Advisor's
          subsequent consideration of an investment in Securities of the same issuer on behalf of a Fund. In such circumstances, the Fund's decision to purchase Securities of such issuer should be subject to an independent review by the Compliance Officer or Managing Member of the Advisor. If the Compliance Officer or Managing Member has a personal interest in the issuer, such person shall disqualify him or herself from participation in this review.

               B. Blackout Trading Periods:

               (i) Access Persons. No Access Person shall execute a Securities Transaction in a Security on the Restricted List on a day when a Fund has a pending buy or sell order in that Security until the Fund's order is executed or withdrawn. No Access Person shall engage in a short sale of such a Security in which the Fund holds a position.

               (ii) Advisory Persons. Seven-Day Blackout Period. Securities Transactions by Advisory Persons on the Restricted List are prohibited within 7 calendar days either before or after the purchase or sale (or the consideration of the purchase or sale) of the same securities (or equivalent securities) by a Fund and of which you have knowledge at the time of entering into the transaction that the security is being purchased or sold (or considered for purchase or sale). (Recognizing that most Securities Transactions by Advisory Persons will only inadvertently fall within the seven day period before a Fund trades in a Security on the Restricted list, such Securities Transactions by Advisory Persons will not be deemed violations of this Code provided that the Advisory Person complies with the remedial procedures outlined in this paragraph.) Within the seven day period after a Fund trades in a Security on the Restricted List, no Advisory Person shall execute a Securities Transaction in that Security that is opposite to the transaction executed by that Fund (i.e., Advisory Person buys and Fund sells or Advisory Person sells and Fund buys). If an Advisory Person executes a Securities Transaction in a Security on the Restricted List during the relevant blackout trading periods, such Advisory Persons shall write a check to the Advisor for the amount of any better price obtained by the Advisory Person on the Securities Transaction over the price obtained for the Fund, and the Advisor shall donate such check to charity. If the Advisory Person executed a Securities Transaction in a Security on the Restricted List opposite to the transaction executed by the Fund, the Compliance Officer shall determine an appropriate remedial action, which may include a monetary fine, rescission of the Securities Transaction or other suitable action.

               C. Initial Public Offerings: No Access Person shall acquire any securities in an Initial Public Offering unless such IPO is conducted pursuant to a public auction of shares, in which case the prior written consent of the Compliance Officer or Managing Member of the Advisor shall be required.

               D. Private Offerings: No Access Person shall acquire any securities in a Private Offering without the prior written consent of the Compliance Officer or the Managing Member of the Advisor. Furthermore, should written consent be given, Investment Personnel are required to disclose such investment when participating in the

          Advisor's subsequent consideration of an investment in such issuer on behalf of a Fund. In such circumstances, the Fund's decision to purchase securities of such issuer should be subject to an independent review by the Compliance Officer or Managing Member of the Advisor. If the Compliance Officer or Managing Member has a personal interest in the issuer, such person shall disqualify him or herself from participation in this review.

               E. Gifts - Investment Personnel: Investment Personnel shall not receive any gift or other benefit of more than $100 in value from any person or entity that does business with or on behalf of a Fund. Notwithstanding this general prohibition, the receipt of admission to sporting or other entertainment events or dining is not prohibited; provided that the receipt of any such benefit shall be promptly reported to the Compliance Officer, and records of each such benefit shall be maintained by the Compliance Officer for such period as he or she shall deem appropriate. The Compliance officer shall periodically review these records to identify any potentially abusive pattern of conduct.

               F. Service as a Director in a Publicly Traded Company - Investment Personnel: Investment Personnel generally should not serve on the boards of directors of publicly traded companies, absent prior authorization by the Managing Member of the Advisor or the Compliance Officer, based upon a determination that such board service would be consistent with the interests of each Fund and its investors.1 Such board service will not be deemed contrary to OrbiMed policy when a public board position comes into being as a result of the Investment Personnel's service with respect to a Private Equity Fund, or as a result of a recent IPO and the OrbiMed Director served as a board member on the formerly private company. Directors of private companies that go through an IPO may remain on such boards with the approval of the Chief Compliance Officer and/or the Managing Member when it has been determined that continued service to such board of directors is consistent with OrbiMed's objectives and the objectives of the respective Fund investors.

               G. Receipt of Director's Compensation: Compensation received in connection with an Access Person's service on the board of directors of any company, whether public or private, in which the Advisor has invested or is considering for investment in the future (in each case, either on its own behalf or on behalf of any advisory client) shall be considered the property of the applicable advisory client(s) and not that of the Access Person. Any such compensation shall be allocated among the applicable advisory clients on a fair and equitable basis as determined by the Advisor . Such allocation will generally be allocated to the participating Funds pro rata in proportion with the Fund's share of the total investment in the company by the Advisor and its clients as of the last business day of the period with respect to which the compensation is payable. In addition, any such compensation

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1    Any  observation  rights that  OrbiMed has  permitting  a nominee to attend meetings of the board of directors should be renounced immediately upon the registration of any class of securities of that company for public sale. Observation rights not so renounced will be reviewed promptly by the Compliance Officer in accordance with the standards of this Section 3F.

          shall be the standard, flat compensation proposed by the company and shall not be dependent on the performance of the company (except to the extent that such compensation includes securities of the company) or the size of the investment in the company by the Advisor and its advisory clients. Such compensation allocable to a specific Fund may be reallocated between the specific Fund and the Advisor pursuant to a prior written contractual agreement.

               H. Material Non-Public Information: No Access Person may purchase or sell any Security, or be involved in any way in the purchase or sale of a Security, while in possession of material non-public information about the Security or its issuer, regardless of the manner in which such information was obtained.

                    (i) This prohibition  covers  transactions  for clients,  as well as Securities Transaction for personal accounts.

                    (ii) An Access Person possessing nonpublic information shall not disclose such information outside the OrbiMed organization and shall otherwise disclose such information to other OrbiMed personnel, including senior management, on a need to know basis. Not withstanding the preceding sentence, as soon as an Access Person comes into possession of, or believes he or she may be in possession of such information, he or she must report the existence of such information to the Compliance Officer, who will take appropriate steps (e.g., sealing files, limiting computer access) to secure such information where practicable and will establish any appropriate restrictions relating thereto.

                    (iii) Non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is information which an investor would consider important in making an investment decision and which would substantially affect the market price of a security if disclosed.

                    (iv) Whenever nonpublic  information is communicated  within the Advisor pursuant to subparagraph 3H.(ii) hereof, the speaker shall advise the recipient that the information is nonpublic and strictly confidential. Whenever such information is communicated in writing, the writing shall advise the recipient of the information, clearly, that the information is "NONPUBLIC AND STRICTLY CONFIDENTIAL".



               I. Outside Employment: No Access Person may render investment advice to persons other than the Advisor's clients, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved by the Advisor. All Securities Transaction for such outside advisory clients are also subject to the substantive restrictions of Section 3 hereof and the reporting and preclearance requirements of Sections 3 and 5 hereof.

4.   Exempted Transactions

The prohibitions of Sections 3A and B of this Code shall not apply to:

               A. Purchases or sales effected in any account over which the Access Person or Advisory Person has no direct or indirect influence or control, or in any account of the Access Person or Advisory Person which is managed on a discretionary basis by a person other than such Access Person or Advisory Person and with respect to which such Access Person or Advisory Person does not in fact influence or control such transactions.

               B. Purchase or sale of a Security which is non-volitional on the part of the Access Person, Advisory Person or Fund.

               C. Purchases which are part of an automatic investment plan.2

               D. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

               E. Any investment quality fixed income Securities Transaction if the Access Person or Advisory Person has no prior knowledge of such Securities Transaction by the Fund (any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by Moody's or S&P, including repurchase agreements).

               F. The receipt by (or attribution of beneficial ownership to) the Access Person or Advisory Person of Securities on the Restricted List as a result of a distribution of such Securities to the Access Person or Advisory by any collective investment vehicle as to which such Access Person or Advisory Person has a beneficial interest; provided that the decision to distribute such Securities, as opposed to cash or other consideration, was solely that of the investment vehicle. Subsequent Securities Transactions involving the distributed Securities shall be covered by the applicable prohibitions of this Code.

     The prohibitions of Section 3H of this Code shall not apply to purchases or sales of any Security which the Compliance Officer of the Advisor, following his or her review of the terms of such proposed purchase or sale, has previously determined will not be carried out "on the basis" of any material non-public information about the Security or its issuer within the meaning of Rule 10b-5 of the Securities Exchange Act. In addition, the purchase of a Security in a private transaction from the issuer shall not be prohibited by Section 3H when effected on the basis of material non-public information properly disclosed to the Advisor by the issuer or its agents, provided that the Compliance Officer,

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2    "Automatic  investment  plan"  means a program  in which  regular  periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

following his or her review of the terms of such proposed transaction, has previously determined (i) the transaction is of the type contemplated by this sentence and (ii) the relevant information was properly disclosed to the Advisor by the issuer or its agents. (The Compliance Officer's determinations under this paragraph address the existence of violations of this Code only and do not represent legal determinations regarding liability under the securities or other applicable laws.)

5.   Compliance Procedures

               A. The Compliance Officer shall periodically identify all Access Persons and inform such Access Persons of their reporting and compliance obligations under this Code of Ethics. The Compliance Officer shall maintain and update the Restricted List and shall promptly inform Access Persons of any changes to the Restricted List.

               B. Each Access Person shall report to the Compliance Officer Securities Transactions in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect Beneficial Ownership in a Security. Such reports shall be made no later than thirty (30) business days after the end of the calendar quarter in which the transaction(s) were effected, and shall include the following information with respect to Securities Transactions during the quarter:

                    (i) the date of the  transaction,  the name of the Security, and the number of shares or the principal amount of each Security Transaction;

                    (ii) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                    (iii) the price at which the transaction was effected;

                    (iv) the name of the broker,  dealer or bank with or through which the transaction was effected; and

                    (v) the date of approval of the  transaction  and the person who approved it, if approval is required by Section 3.A above.

               C. All Access Persons shall direct their broker(s) to supply to the Compliance Officer, at the same time that they are sent to the Access Persons, duplicate copies of confirmations of all personal Securities Transactions and copies of periodic statements for all securities accounts, whether such accounts are currently existing or established in the future. Duplicate brokerage statements received by the Compliance Officer within 30 days after the calendar quarter end shall satisfy the reporting requirements of item 5B.

               D. Access Persons shall also report to the Compliance Officer, on a calendar quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any account established by the Access Person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Access

          Person, the date the account was established, and the date the report was submitted to the Compliance Officer.

               E. Whenever a person designated as Investment Personnel recommends that a Fund purchase or sell a Security, he or she shall, if applicable, disclose to the person to whom the recommendation is made, as well as to the Compliance Officer, that he or she presently holds such Security in, or that he or she is considering the purchase or sale of such Security for, an account in which he or she has any direct or indirect beneficial interest.

               F. Not later than ten days after a person becomes an Access Person, and thereafter on an annual basis, which reports must be current as of a date not more than 45 days prior to the date the person becomes an Access Person or has made its annual filing, the Access Persons shall disclose all personal securities holdings and all their accounts with any broker or dealer. On an annual basis Access Persons will be sent a copy of the list of such Access Person's securities accounts in which he or she has a beneficial ownership interest to verify its accuracy and make any necessary additions or deletions. Duplicate brokerage or custodial statements can NOT be submitted in lieu of such aggregate reports.

          Each holdings report (both the initial and annual) must contain, at a minimum:

               (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership;

               (b) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee's direct or indirect benefit;

               (c) the date the Employee submits the report; and

               (d) each holdings report shall contain the name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Access Person.

               G. All personal matters relating to this Code discussed with the Compliance Officer or the Managing Member, and all preclearance materials, confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by the Board of a Fund, the Advisor and the appropriate regulatory agencies.

               H. An Access Person shall immediately report to the Compliance Officer any actual or potential violation of this Code of which the Access Person becomes aware. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

6.   Annual Certification

     On an annual basis Access Persons will be sent a copy of this Code for their review. Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto. Access Persons will be further asked to certify annually that they have read the Code and will comply its provisions.

7.   Confidential Status of a Fund's Portfolio

     The current portfolio positions of each Fund and current portfolio transactions, programs and analyses must be kept confidential. If non-public information regarding a Fund's portfolio should become known to any Access Person, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless to do so is properly part of his or her employment duties.

8.   Compliance Review

     The review of trading activity reported in the Quarterly Transactions Reports will be reviewed in conjunction with the firms' trading blotter against all Fund trades for the period to detect any possible trading abuses; trading ahead of Funds, or trading opposite of the trades in the Funds. In addition, Advisor may question, though does not prohibit, trading activity reported by Access Persons within the most recent 15 days in which a security or option, not limited to the same direction of trade, is or has been held for by a RIC advisory client.


     The Compliance Officer shall bring any questionable Securities Transactions or potential violations of this Code to the attention of the Managing Member of the Advisor. Before making any determination that a violation has been committed by any person, the Managing Member shall give such person an opportunity to supply additional information regarding the Securities Transaction or potential violation in question.

9.   Sanctions

     The Advisor may impose such sanctions as it deems appropriate, including inter alia, a letter of censure, suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from any Securities Transaction in violation of this Code.

10.  Board Review

     The Compliance Officer shall provide annually to the Board of each RIC a copy of the existing Code and shall provide periodically any amendments of this Code. The Compliance Officer shall submit annually to the Board of each RIC a written report that:

               A. Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or its procedures and sanctions imposed in response to the material violations; and

               B. Certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

11.  Recordkeeping

     The Compliance Officer shall maintain, effective with the adoption of this Code, at the Advisor's principal place of business, the first two years in an easily accessible place, the following records and shall make these records available to the Securities and Exchange Commission and its representatives upon their request:

               A. A copy of each Code in effect during the past five years.

               B. A record of any violation (and the action taken in response thereto) during the past five years.

               C. A copy of each Access Person's reports filed , or documents in lieu of such transaction reports in the past five years.

               D. A record of all Access Persons in the past five years and the persons who are or were responsible for reviewing the reports in the past five years.

               E. A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an employee of the Advisor.

               F. A copy of the written reports to the Board made in the past five years.

               G. A record of the reasons for pre-approving transactions during the past five years in Initial Public Offerings, Private Offerings or Securities on the Pre-clearance List.

               H. A copy of each Restricted List in effect during the past five years.

               I. Any other information as may be required by Rule 17j-1(f).

12.  Disclosure

     Advisor shall describe its Code of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Advisor's Code of Ethics shall be directed to the Compliance Officer.

     The requirement to report on issues to Advisor's clients, including RIC and ERISA client's Boards under this Code and securities regulations may include significant conflicts of interest that arose involving the personal investment policies, even if the conflicts have not resulted in a violation of this Code. For example, Advisor may be required to report to the client's Board if a portfolio manager is a director of a company whose securities are held by the client's portfolio.

     If the material violation is determined by the Advisor's managing member that would appear to be fraudulent, deceptive or a manipulative act to a RIC client, Advisor must report its findings to the RIC client's Board of Directors or Trustees pursuant to Rule 17j-1.

     In the event that a material change is made to this Code of Ethics, the Compliance Officer shall provide a copy to the primary adviser of a client that is a RIC prior to the RIC's next scheduled board meeting no later than six months after adoption by Advisor of the material change made to this Code.

(12/04)

                                     OrbiMed
                                 Code of Ethics
                                  Certification


I have read in its entirety the OrbiMed Code of Ethics and I agree to fully comply with all of its provisions that are applicable to me.



Dated:
       --------------------



Signed:
        ------------------------------------------------------



Print Name:
             -------------------------------------------------

(12/04)